Exhibit 99.1
News Release
For Immediate Release

TearLab Corporation, Reports Q2-11 Financial Results

San Diego, CA —August 10, 2011— TearLab Corporation (NASDAQ:TEAR; TSX:TLB) (“TearLab” or the “Company”) today reported its consolidated financial results for the second quarter ended June 30, 2011.  All dollar amounts are expressed in U.S. currency and results are reported in accordance with United States generally accepted accounting principles.

For the three months ended June 30, 2011, TearLab’s net revenues were $468,000 as compared to $418,000 for the same period in 2010.  The Company’s loss for the three months ended June 30, 2011 was approximately $4.8 million, or $0.31 per share.  This included approximately $3.0 million in non-cash charges related to the recent PIPE financing and debt conversion.  Cash used in 2011 second quarter operating activities was approximately $1.0 million.  The loss for the three months ended June 30, 2010 was $1.5 million, or $0.10 per share.

For the six months ended June 30, 2011, TearLab’s net revenues were $1,291,000 as compared to $693,000 for the same period in 2010.  The Company’s loss for the six months ended June 30, 2011 was approximately $6.5 million, or $0.43 per share.  This included approximately $3.2 million in non-cash charges related to the recent PIPE financing and debt conversion.  Cash used in operating activities for the first six months of 2011 was approximately $2.0 million.  For the six months ended June 30, 2010, the loss was $3.6 million, or $0.27 per share.

“The recent financing has provided the Company with sufficient resources to fully execute its plans for the commercial roll-out of the TearLab® Osmolarity test.  This includes the offering of a no-cost reader program that the company has been piloting for the past two months.   Under that program, doctors who agree to purchase at least 1,500 disposable chips per year, for a minimum of three years, receive the reader at no cost.  While this obviously impacted total revenues in the quarter, and is likely to continue to have an effect over the short-term, we are confident that it will result in a steeper and smoother sales curve over time as we build a larger installed base of TearLab systems combined with highly committed users,” commented Elias Vamvakas, TearLab’s Chief Executive Officer.

“We will also soon be introducing a new consumer website and social media program focused on Dry Eye Disease.  Called allaboutdryeye.com, it will be focused on supporting TearLab’s Accredited Dry Eye Centers program in North America. Details of the launch and program will be provided on the Company’s conference call with investors today,” continued Vamvakas.

Conference Call and Webcast Information

TearLab will hold a conference call to discuss these results, August 10, at 8:30am Eastern Time at  877-303-1593, website at www.tearlab.com under the "webcasts" link in the Investor Relations section.  For those wishing to listen to a recording of the call via telephone, a replay will be made available as soon as possible after the conclusion of the live call and will remain posted for a period of seven days. To listen to the recording, simply telephone (Toll free) 855-859-2056 or (Toll) 404-537--3406 and enter reservation #87262402 when prompted.

About TearLab Corporation

TearLab Corporation (www.tearlab.com) develops and markets lab-on-a-chip technologies that enable eye care practitioners to improve standard of care by objectively and quantitatively testing for disease markers in tears at the point-of-care.  The TearLab Osmolarity Test, for diagnosing Dry Eye Disease, is the first assay developed for the award-winning TearLab Osmolarity System.  Headquartered in San Diego, CA, TearLab Corporation's common shares trade on the NASDAQ Capital Market under the symbol 'TEAR' and on the Toronto Stock Exchange under the symbol 'TLB'.

Forward-Looking Statements

This press release may contain forward-looking statements.  These statements relate to future events and are subject to risks, uncertainties and assumptions about TearLab. Examples of forward-looking statements in this press release include statements regarding future increases in the number of insurers covering the TearLab® Osmolarity test the future commercial adoption of the TearLab™ Osmolarity System and the related impact on our sales. These statements are only predictions based on our current expectations and projections about future events.  You should not place undue reliance on these statements. Actual events or results may differ materially.  Many factors may cause our actual results to differ materially from any forward-looking statement, including the factors detailed in our filings with the Securities and Exchange Commission and Canadian securities regulatory authorities, including but not limited to our annual and quarterly reports on Forms 10-K and 10-Q. We do not undertake to update any forward-looking statements.

CONTACTS:

Investors:
Stephen Kilmer
President
Kilmer Lucas Inc.
(212) 618-6347
stephen@kilmerlucas.com

Media:
Leonard Zehr
Managing Director
Kilmer Lucas Inc.
(905) 690-2400 Ext. 41
len@kilmerlucas.com

TearLab Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS
(expressed in U.S. dollars except number of shares)
(Unaudited)
($ 000’s)
	Three months ended
	June 30,
	2011	2010

Revenue	$468	$418
Cost of goods sold	276	198
Gross profit (loss)	192	220
Operating expenses
General and administrative	939	1,025
Clinical , regulatory and research & development	228	297
Sales and marketing	433	346
Amortization of intangible assets	304	304
Total operating expenses	1,904	1,972
Loss from operations	(1,712)	(1,752)
Other expense	(3,094)	212
Net loss	$(4,806)	$(1,540)
Weighted average shares outstanding - basic and diluted	15,282,274	14,765,794
Loss per share – basic and diluted	$(0.31)	$(0.10)

TearLab Corp.

CONSOLIDATED STATEMENTS OF OPERATIONS
(expressed in U.S. dollars except number of shares)
(Unaudited)
($ 000’s)
	Six months ended
	June 30,
	2011	2010

Revenue	$1,291	$693
Cost of goods sold	687	388
Gross profit (loss)	604	305
Operating expenses
General and administrative	1,848	1,990
Clinical , regulatory and research & development	475	765
Sales and marketing	874	621
Amortization of intangible assets	607	607
Total operating expenses	3,804	3,983
Loss from operations	(3,200)	(3,678)
Other expense	(3,273)	58
Net loss	$(6,473)	$(3,620)
Weighted average shares outstanding - basic and diluted	15,030,220	13,417,021
Loss per share – basic and diluted	$(0.43)	$(0.27)

TearLab Corp.

CONSOLIDATED BALANCE SHEETS
(expressed in U.S. dollars)
( $ 000’s)
	June 30, 2011	December 31, 2010
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$6,881	$2,726
Accounts receivable, net	238	312
Due from related parties	35	130
Inventory, net	994	555
Prepaid expenses	227	322
Other current assets	14	33
Total current assets	8,389	4,078

Fixed assets, net	165	126
Patents and trademarks, net	178	192
Intangible assets, net	6,532	7,139
Total assets	$15,264	$11,535
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$694	$353
Accrued liabilities	1,320	1,441
Due to stockholders	28	28
Deferred revenue	—	128
Obligations under warrants	5,518	39
Notes payable and accrued interest	—	1,669
Total current liabilities	7,560	3,658

Stockholders’ equity
Capital stock
Preferred Stock, $0.001 par value, 10,000,000 authorized none outstanding	—	—
Common stock, $0.001 par value, 65,000,000 authorized, 20,414,993 and 14,775,366 issued and outstanding at June 30, 2011 and December 31, 2010, respectively	20	15
Additional paid-in capital	392,883	386,588
Accumulated deficit	(385,199)	(378,726)
Total stockholders’ equity	7,704	7,877
Total liabilities and stockholders’ equity	$15,264	$11,535